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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    Dollinger, Steven K.
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

    1 Market Plaza, Steuart Tower, Suite 2400
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   (Street)

    San Francisco, CA  94105
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   (City) (State)  (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   March 16, 2001
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Strayer Education, Inc. (STRA)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check Applicable Line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1) No Securities Owned
------------------------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                   2. Date Exercisable        3. Title and Amount of Securities
1.  Title of Derivative               and Expiration Date        Underlying Derivative Security
    Security (Instr. 4)               (Month/Day/Year)           (Instr. 4)
-------------------------          ----------------------        -------------------------------

-------------------------          -------------------------------------------------------------------------------
(1)  Not Applicable
------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Securities:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1)
--------------------------------------------------------------------------------------------------------
(2)
========================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




                                   By: /s/ Steven K. Dollinger    March 26, 2001
                                   ---------------------------    --------------
                                      Steven K. Dollinger              Date


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)